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News Release

Contact:
Investors:	Ankur Vyas 404.827.6714 | investors@truist.com
Media:	Shelley Miller 704.692.1518 | media@truist.com

Truist reports fourth quarter and full year 2022 results
Fourth quarter 2022 GAAP earnings of $1.6 billion, or $1.20 per diluted share
Fourth quarter 2022 Adjusted earnings of $1.7 billion, or $1.30 per diluted share
Results reflect strong PPNR performance as a result of strong loan growth and expanded NIM
Capital, liquidity, and credit quality remain strengths

CHARLOTTE, N.C., (January 19, 2023) — Truist Financial Corporation (NYSE: TFC) today reported earnings for the fourth quarter and full year of 2022.

Net income available to common shareholders of $1.6 billion was up 5.6% from the fourth quarter of 2021. Earnings per diluted common share were $1.20, an increase of 6.2% compared with the same period last year. Results for the fourth quarter produced an annualized return on average assets (ROA) of 1.21%, an annualized return on average common shareholders’ equity (ROCE) of 11.7%, and an annualized return on tangible common shareholders’ equity (ROTCE) of 27.6%.

Adjusted net income available to common shareholders was $1.7 billion, or $1.30 per diluted share, excluding merger-related and restructuring charges of $114 million ($87 million after-tax) and incremental operating expenses related to the merger of $56 million ($43 million after-tax). Adjusted results produced an annualized ROA of 1.30%, an annualized ROCE of 12.6%, and an annualized ROTCE of 29.6%.

For the full year 2022, net income available to common shareholders was $5.9 billion compared to $6.0 billion for 2021. Earnings per diluted share were $4.43 for 2022 compared to $4.47 for 2021. Results for 2022 produced an ROA of 1.15%, an ROCE of 10.4%, and an ROTCE of 22.9%.

Adjusted net income available to common shareholders for the full year 2022, which excludes merger-related charges, incremental operating expenses related to the merger, and certain other items as detailed in our non-GAAP reconciliations was $6.6 billion compared to $7.5 billion for 2021. Adjusted diluted earnings per share was $4.96, down 10.3%, compared to $5.53 for 2021. Adjusted results for 2022 produced an ROA of 1.28%, an ROCE of 11.6%, and an ROTCE of 25.1%.

“Fourth quarter results were strong, reflecting post-integration momentum and progress in many areas. Robust loan growth, significant margin expansion, and good cost discipline contributed to a 12% sequential increase in adjusted pre-provision net revenue. Credit quality remains strong reflecting our conservative credit culture and diverse business mix. We also delivered on our commitment to achieve positive operating leverage for the full-year 2022,” said Chairman and CEO Bill Rogers.

“We fulfilled our purpose to inspire and build better lives and communities in many ways throughout the year. We showed care for our teammates with a bold increase in our minimum wage; created new ways to meet clients’ needs through initiatives like Truist One Banking and enhanced digital offerings like Truist Assist, Truist Invest Pro, and Truist Trade; and supported our communities, including introducing a $120 million commitment to small businesses. In addition, we exceeded our $60 billion Community Benefits Plan commitment that we established at the time of the merger.

“Last year was a strategic turning point for Truist as we began to shift our focus to executional excellence and purposeful growth. I look forward to further realizing our potential in 2023 as we fully leverage our increased capacity, expanded capabilities and talented teammates to actualize our purpose.”

Fourth Quarter 2022 Performance Highlights

•Earnings per diluted common share for the fourth quarter of 2022 were $1.20
◦Adjusted diluted earnings per share were $1.30, up 4.8%, compared to third quarter 2022 and down 5.8%, compared to fourth quarter 2021
◦ROA was 1.21%; adjusted ROA was 1.30%
◦ROCE was 11.7%; adjusted ROCE was 12.6%
◦ROTCE was 27.6%; adjusted ROTCE was 29.6%

•Pre-provision net revenue (PPNR) for the fourth quarter of 2022 was $2.5 billion, up 12% compared to third quarter 2022 and 34% compared to fourth quarter 2021
◦Adjusted PPNR was up 12% compared to third quarter 2022 and 17% compared to fourth quarter 2021
◦GAAP operating leverage was 10.9% compared to fourth quarter 2021
◦Adjusted operating leverage was 3.7% compared to fourth quarter 2021

•Taxable-equivalent revenue for the fourth quarter of 2022 was $6.3 billion, up 6.3% compared to third quarter 2022 and up 12% compared to fourth quarter 2021
◦Taxable-equivalent net interest income was up 6.6% compared to third quarter 2022 and up 23% compared to fourth quarter 2021
▪The increase compared to third quarter 2022 was primarily due to higher market interest rates coupled with strong loan growth and well controlled deposit costs
▪The increase compared to fourth quarter 2021 was primarily due to strong loan growth and higher market interest rates coupled with well controlled deposit costs, partially offset by lower purchase accounting accretion and lower PPP revenue
◦Noninterest income was up 5.9% compared to third quarter 2022 and down 4.1% compared to fourth quarter 2021
▪The increase compared to third quarter 2022 was primarily due to seasonally higher insurance revenues and higher investment banking revenues
▪The decrease compared to fourth quarter 2021 was primarily due to lower investment banking and mortgage banking income, partially offset by strong growth in insurance revenues
◦Net interest margin was 3.25%, up 13 basis points from third quarter 2022 and up 49 basis points from fourth quarter 2021
▪Core net interest margin was 3.17%, up 15 basis points from third quarter 2022, and 62 basis points from fourth quarter 2021, driven by higher market interest rates coupled with well controlled deposit costs

•Noninterest expense for the fourth quarter of 2022 was $3.7 billion, up 3.0% compared to third quarter 2022 and up 0.6% compared to fourth quarter 2021
◦Adjusted noninterest expense was $3.4 billion, up $68 million, or 2.0%, compared to third quarter 2022 due to higher personnel expenses, partially offset by lower marketing costs and lower operational losses
◦Adjusted noninterest expenses increased $258 million, or 8.2%, compared to fourth quarter 2021 primarily due to higher personnel expenses and professional fees
◦GAAP efficiency ratio was 60.0%, compared to 61.8% for third quarter 2022
◦Adjusted efficiency ratio was 54.2%, compared to 56.4% for third quarter 2022

•Average loans and leases held for investment for the fourth quarter of 2022 were $320.7 billion, up $11.3 billion, or 3.6%, compared to third quarter 2022
◦Average commercial loans were up $7.9 billion, or 4.4%, due to broad based growth within the commercial and industrial portfolio and as a result of the BankDirect Capital Finance (“BankDirect”) acquisition on November 1, 2022
◦Average consumer loans were up $3.3 billion, or 2.7%, primarily due to growth in residential mortgage loans

•Asset quality remains strong, reflecting Truist’s prudent risk culture and diverse portfolio
◦Net charge-offs were 0.34% of average loans and leases, up seven basis points compared to third quarter 2022 primarily due to seasonality
◦The ALLL ratio was 1.34%, unchanged compared to third quarter 2022
▪The ALLL coverage ratio was 4.05X annualized net charge-offs, versus 4.98X for the third quarter 2022
◦Provision for credit losses was $467 million for the fourth quarter of 2022 compared to $234 million for third quarter 2022 and a benefit of $103 million for fourth quarter 2021

•Capital and liquidity levels remained strong; deployed capital through organic loan growth, dividends, and acquisition
◦Common equity tier 1 to risk-weighted assets was 9.0%
◦Acquired BankDirect, a leading insurance premium finance lender, on November 1, 2022
◦Consolidated average LCR ratio was 112%

Full Year 2022 Performance Highlights

•Earnings per diluted common share were $4.43 compared to $4.47 for 2021; Adjusted earnings per diluted common share were $4.96 compared to $5.53 for 2021
◦Decline in earnings reflects reserve releases in 2021 partially offset by PPNR growth in 2022

•PPNR for 2022 was $8.6 billion, up 18% compared to 2021
◦Adjusted PPNR of $10.1 billion was up 4.4% compared to 2021
◦GAAP operating leverage was 6.8% compared to 2021
◦Adjusted operating leverage was 0.6% compared to 2021

•Taxable-equivalent revenue for 2022 was $23.2 billion, up 3.5% compared to 2021
◦Net interest income was up $1.3 billion, or 10%, primarily due to higher market interest rates coupled with strong loan growth and well controlled deposit costs, partially offset by lower purchase accounting accretion and lower PPP fees
◦Noninterest income was down $571 million, or 6.1%, driven by lower investment banking and mortgage banking income, partially offset by growth in insurance revenues

•Noninterest expense was down $527 million, or 3.5% due to declines in merger-related costs
◦Adjusted noninterest expense was up $380 million, or 3.0%, compared to 2021; driven by higher professional fees, operational losses, expenses related to acquired companies and marketing expenses, partially offset by lower occupancy and equipment expenses
◦GAAP efficiency ratio was 63.3%, compared to 67.8% for 2021
◦Adjusted efficiency ratio was 56.4%, compared to 56.7% for 2021

•Provision for credit losses was up $1.6 billion; the current year reflects strong loan growth and a moderate decline in the ALLL ratio, whereas the prior year included reserve releases due to the rapidly improving economic environment during that period

EARNINGS HIGHLIGHTS				Change 4Q22 vs.
(dollars in millions, except per share data)	4Q22	3Q22	4Q21	3Q22	4Q21
Net income available to common shareholders	$1,610	$1,536	$1,524	$74	$86
Diluted earnings per common share	1.20	1.15	1.13	0.05	0.07

Net interest income - taxable equivalent	$4,031	$3,783	$3,267	$248	$764
Noninterest income	2,227	2,102	2,323	125	(96)
Total taxable-equivalent revenue	$6,258	$5,885	$5,590	$373	$668
Less taxable-equivalent adjustment	50	38	24
Total revenue	$6,208	$5,847	$5,566

Return on average assets	1.21%	1.19%	1.19%	0.02%	0.02%
Return on average risk-weighted assets (current quarter is preliminary)	1.56	1.56	1.64	—	(0.08)
Return on average common shareholders’ equity	11.7	10.7	9.8	1.0	1.9
Return on average tangible common shareholders’ equity (1)	27.6	23.5	18.9	4.1	8.7
Net interest margin - taxable equivalent	3.25	3.12	2.76	0.13	0.49
(1)Excludes certain items as detailed in the non-GAAP reconciliations in the Quarterly Performance Summary.

Fourth Quarter 2022 compared to Third Quarter 2022

Total taxable-equivalent revenue was $6.3 billion for the fourth quarter of 2022, an increase of $373 million, or 6.3%, compared to the prior quarter.

Taxable-equivalent net interest income for the fourth quarter of 2022 was up $248 million, or 6.6%, compared to the prior quarter due primarily to higher market interest rates coupled with strong loan growth and well controlled deposits costs. Average earning assets increased $10.5 billion, or 2.2%, primarily due to growth in average total loans of $10.9 billion, or 3.5%. Average deposits decreased $6.8 billion, or 1.6%, while average short-term borrowings increased $8.2 billion, or 47%, and average long-term debt increased $7.3 billion, or 23%.

The net interest margin was 3.25% for the fourth quarter, up 13 basis points compared to the prior quarter. The yield on the total loan portfolio for the fourth quarter was 5.26%, up 77 basis points compared to the prior quarter primarily due to higher market interest rates. The yield on the average securities portfolio for the fourth quarter was 2.08%, up 13 basis points compared to the prior quarter primarily due to the higher rate environment. Core net interest margin was 3.17% for the fourth quarter, up 15 basis points compared to the prior quarter driven primarily by higher market interest rates coupled with well controlled deposit costs.

The average cost of total deposits was 0.66%, up 35 basis points compared to the prior quarter. The average cost of short-term borrowings was 3.75%, up 141 basis points compared to the prior quarter. The average cost of long-term debt was 3.42%, up 99 basis points compared to the prior quarter. The increase in rates on deposits and other funding sources was largely attributable to the higher rate environment.

The provision for credit losses was $467 million for the fourth quarter, compared to $234 million for the prior quarter. The increase in the current quarter provision expense primarily reflects a moderately slower economic outlook. Net charge-offs for the fourth quarter of 2022 totaled $273 million compared to $213 million for the prior quarter. The net charge-off ratio for the current quarter of 0.34% was up seven basis points compared to third quarter 2022, primarily driven by seasonality within the consumer portfolio and lower recoveries in the commercial and industrial portfolio.

Noninterest income was $2.2 billion, an increase of $125 million, or 5.9%, compared to the prior quarter. Insurance income increased $41 million, or 5.7%, primarily due to seasonality and the BenefitMall acquisition. Investment banking and trading income increased $35 million, or 16%, primarily due to higher structured real estate fees, partially offset by lower trading income. Other income increased $33 million due to valuation changes from assets held for certain post-retirement benefits, which is almost entirely offset by higher personnel expense. Lending related fees increased $30 million, or 38%, primarily due to higher leasing-related gains and higher unused commitment fees.

Noninterest expense was $3.7 billion for the fourth quarter, up $109 million, or 3.0%, compared to the prior quarter. Merger-related and restructuring charges increased $52 million compared to third quarter 2022 due to higher restructuring charges related to the planned rationalization of corporate real estate and the branch network. In addition, incremental operating expenses related to the merger decreased $34 million compared to third quarter 2022, given diminishing integration-related activities. Excluding the aforementioned items and amortization expense, adjusted noninterest expense increased $68 million, or 2.0%, compared to the prior quarter. Personnel expense increased $82 million compared to third quarter 2022 due to higher other post-retirement benefit expense, which is almost entirely offset by higher other income, and an increase in minimum wages for teammates. Marketing and customer development expenses decreased $35 million, or 33%, due to reduced marketing compared to the earlier quarter. Other expense decreased $28 million primarily due to lower operational losses.

The provision for income taxes was $337 million for the fourth quarter of 2022, compared to $363 million for the prior quarter. The effective tax rate for the fourth quarter of 2022 was 16.7%, compared to 18.2% for the prior quarter. The decrease in the effective tax rate was primarily driven by discrete tax benefits recognized in the current quarter.

Fourth Quarter 2022 compared to Fourth Quarter 2021

Total taxable-equivalent revenues were $6.3 billion for the fourth quarter of 2022, an increase of $668 million, or 12%, compared to the earlier quarter.

Taxable equivalent net interest income for the fourth quarter of 2022 was up $764 million, or 23%, compared to the earlier quarter primarily due to strong loan growth and higher market interest rates coupled with well controlled deposit costs. These increases were partially offset by lower purchase accounting accretion and lower PPP revenue. Average earning assets increased $21.9 billion, or 4.7%, compared to the earlier quarter primarily due to growth in average total loans of $31.7 billion, or 10.9%, partially offset by a decrease in average securities of $11.0 billion, or 7.2%. Average deposits increased $2.3 billion, or 0.6%, average short-term borrowings increased $19.2 billion, and average long-term debt increased $1.1 billion, or 2.9%, compared to the earlier quarter.

Net interest margin was 3.25%, up 49 basis points compared to the earlier quarter. The yield on the total loan portfolio for the fourth quarter of 2022 was 5.26%, up 147 basis points compared to the earlier quarter, primarily reflecting higher market interest rates, partially offset by lower purchase accounting accretion and lower PPP revenue. The yield on the average securities portfolio was 2.08%, up 51 basis points compared to the earlier quarter primarily due to the higher rate environment. Core net interest margin was 3.17% for the fourth quarter, up 62 basis points compared to the earlier quarter driven by higher market interest rates coupled with well controlled deposit costs.

The average cost of total deposits was 0.66%, up 63 basis points compared to the earlier quarter. The average cost of short-term borrowings was 3.75%, up 320 basis points compared to the earlier quarter. The average cost of long-term debt was 3.42%, up 207 basis points compared to the earlier quarter. The increase in rates on deposits and other funding sources was largely attributable to the higher rate environment.

The provision for credit losses was $467 million, compared to a benefit of $103 million for the earlier quarter. The increase in the current quarter provision expense primarily reflects a moderately slower economic outlook, whereas the earlier quarter included a reserve release due to the improving credit environment during that period. Net charge-offs for the fourth quarter of 2022 totaled $273 million compared to $182 million in the earlier quarter. The net charge-off ratio for the current quarter of 0.34% was up nine basis points compared to the earlier quarter primarily driven by normalizing trends across certain consumer portfolios.

Noninterest income for the fourth quarter of 2022 decreased $96 million, or 4.1%, compared to the earlier quarter. Investment banking and trading income decreased $120 million, or 32%, due to lower capital markets activity and lower merger and acquisition fees, partially offset by higher structured real estate fees. Mortgage banking income decreased $87 million, or 43%, as lower production income (due to lower refinance activity) was partially offset by higher residential servicing income (due to lower prepayments and fees earned on servicing portfolio purchases). Wealth management income decreased $26 million, or 7.4%, primarily due to lower market valuations. These decreases were partially offset by an increase of $100 million, or 15%, in insurance income due to organic growth and acquisitions. Lending related fees increased $29 million, or 36%, primarily due to higher leasing-related gains and higher unused commitment fees.

Noninterest expense for the fourth quarter of 2022 was up $22 million, or 0.6%, compared to the earlier quarter. Merger-related and restructuring charges and incremental operating expenses related to the merger decreased $98 million and $159 million, respectively, due to diminishing integration-related activities. Excluding the aforementioned items and the amortization of intangibles, adjusted noninterest expense increased $258 million, or 8.2%, compared to the earlier quarter. Personnel expense increased $102 million ($161 million, or 7.9%, on an adjusted basis) due to annual merit and minimum wage increases, the impact from acquisitions, investments in revenue producing businesses and enterprise technology, and higher medical claims, partially offset by lower incentives. Professional fees and outside processing expenses decreased $32 million, but was up $61 million, or 26%, on an adjusted basis due to increased project spend for enterprise technology investments and increased call center staffing. Other expense increased $20 million primarily due to higher teammate travel and entertainment expenses.

The provision for income taxes was $337 million for the fourth quarter of 2022, compared to $367 million for the earlier quarter. The effective tax rate for the fourth quarter of 2022 was 16.7%, compared to 18.6% for the earlier quarter. The decrease in the effective tax rate was primarily driven by the impact of actual versus forecasted rate and an increase in discrete tax benefits.

LOANS AND LEASES
(dollars in millions) Average balances	4Q22	3Q22	Change	% Change
Commercial:
Commercial and industrial	$159,308	$152,123	$7,185	4.7%
CRE	22,497	22,245	252	1.1
Commercial construction	5,711	5,284	427	8.1
Total commercial	187,516	179,652	7,864	4.4
Consumer:
Residential mortgage	56,292	53,271	3,021	5.7
Residential home equity and direct	25,518	25,394	124	0.5
Indirect auto	28,117	28,057	60	0.2
Indirect other	12,848	12,300	548	4.5
Student	5,533	5,958	(425)	(7.1)
Total consumer	128,308	124,980	3,328	2.7
Credit card	4,842	4,755	87	1.8
Total loans and leases held for investment	$320,666	$309,387	$11,279	3.6

Average loans and leases held for investment for the fourth quarter of 2022 were $320.7 billion, up $11.3 billion, or 3.6%, compared to the third quarter of 2022. The company added $3.1 billion of loans in conjunction with the acquisition of BankDirect on November 1, 2022, which contributed $2.1 billion of average loan growth for the fourth quarter of 2022. Excluding the acquisition, average loans and leases held for investment increased $9.2 billion, or 3.0% compared to the third quarter of 2022.

Average commercial loans increased $7.9 billion, or 4.4%, due to broad-based growth within the commercial and industrial portfolio and the BankDirect acquisition.

Average consumer loans increased $3.3 billion, or 2.7%, due to a $3.0 billion increase in residential mortgages due to correspondent channel production and lower prepayments. In addition, indirect other increased $548 million primarily due to growth from the Service Finance, recreational lending, and Sheffield portfolios, partially offset by runoff in other partnership lending programs. These increases were partially offset by $425 million runoff in student loans.

DEPOSITS
(dollars in millions) Average balances	4Q22	3Q22	Change	% Change
Noninterest-bearing deposits	$141,032	$146,041	$(5,009)	(3.4)%
Interest checking	110,001	111,645	(1,644)	(1.5)
Money market and savings	144,730	147,659	(2,929)	(2.0)
Time deposits	17,513	14,751	2,762	18.7
Total deposits	$413,276	$420,096	$(6,820)	(1.6)

Average deposits for the fourth quarter of 2022 were $413.3 billion, a decrease of $6.8 billion, or 1.6%, compared to the prior quarter. The decrease in deposits was primarily driven by the impacts of monetary tightening, inflation, and higher interest rate alternatives. Average noninterest-bearing deposits decreased 3.4% compared to the prior quarter and represented 34.1% of total deposits for the fourth quarter of 2022. Average money market and savings and interest checking declined 2.0% and 1.5%, respectively, compared to the prior quarter. Average time deposits increased 19% primarily due to an increase in wholesale time deposit products.

CAPITAL RATIOS	4Q22	3Q22	2Q22	1Q22	4Q21
Risk-based:	(preliminary)
Common equity Tier 1	9.0%	9.1%	9.2%	9.4%	9.6%
Tier 1	10.5	10.7	10.8	11.0	11.3
Total	12.5	12.6	12.6	13.0	13.2
Leverage	8.5	8.5	8.6	8.6	8.7
Supplementary leverage	7.3	7.3	7.3	7.3	7.4

Capital ratios remained strong compared to the regulatory requirements for well capitalized banks. Truist declared common dividends of $0.52 per share during the fourth quarter of 2022. The dividend payout ratio for the fourth quarter of 2022 was 43%. Truist did not repurchase any shares in the fourth quarter of 2022.

Truist CET1 ratio was 9.0% as of December 31, 2022. The decline compared to the September 30, 2022 CET1 ratio primarily reflects strong loan growth and the BankDirect acquisition.

Truist’s average LCR was 112% for the three months ended December 31, 2022, compared to the regulatory minimum of 100%. Truist continues to maintain a strong liquidity position and is well prepared to meet the funding needs of its clients.

ASSET QUALITY
(dollars in millions)	4Q22	3Q22	2Q22	1Q22	4Q21
Total nonperforming assets	$1,250	$1,240	$1,173	$1,135	$1,163
Total performing TDRs	1,986	1,873	1,693	1,515	1,390
Total loans 90 days past due and still accruing	1,605	1,709	1,787	1,914	1,930
Total loans 30-89 days past due	2,267	1,957	2,091	2,101	2,044
Nonperforming loans and leases as a percentage of loans and leases held for investment	0.36%	0.35%	0.36%	0.36%	0.38%
Loans 30-89 days past due and still accruing as a percentage of loans and leases	0.70	0.62	0.69	0.72	0.71
Loans 90 days or more past due and still accruing as a percentage of loans and leases	0.49	0.54	0.59	0.66	0.67
Loans 90 days or more past due and still accruing as a percentage of loans and leases, excluding PPP and other government guaranteed	0.04	0.04	0.04	0.04	0.03
Allowance for loan and lease losses as a percentage of loans and leases held for investment	1.34	1.34	1.38	1.44	1.53
Net charge-offs as a percentage of average loans and leases, annualized	0.34	0.27	0.22	0.25	0.25
Ratio of allowance for loan and lease losses to net charge-offs, annualized	4.05x	4.98x	6.54x	5.78x	6.14x
Ratio of allowance for loan and lease losses to nonperforming loans and leases held for investment	3.68x	3.80x	3.84x	3.99x	4.07x

Nonperforming assets totaled $1.3 billion at December 31, 2022, relatively flat compared to September 30, 2022. Nonperforming loans and leases held for investment were 0.36% of loans and leases held for investment at December 31, 2022, relatively stable compared to September 30, 2022.

Performing TDRs were up $113 million compared to the prior quarter primarily due to increases in the government guaranteed residential mortgage and the indirect auto portfolios.

Loans 90 days or more past due and still accruing totaled $1.6 billion at December 31, 2022, down $104 million, or five basis points as a percentage of loans and leases, compared with the prior quarter primarily due to declines in government guaranteed student loans and government guaranteed residential mortgages. Excluding government guaranteed loans, the ratio of loans 90 days or more past due and still accruing as a percentage of loans and leases was 0.04% at December 31, 2022, flat from September 30, 2022.

Loans 30-89 days past due and still accruing of $2.3 billion at December 31, 2022 were up $310 million, or eight basis points as a percentage of loans and leases, compared to the prior quarter primarily due to a seasonal increase in the consumer portfolios.

Net charge-offs during the fourth quarter totaled $273 million, or 0.34% as a percentage of average loans, and were up seven basis points compared to the prior quarter, primarily driven by seasonality within the consumer portfolio and lower recoveries in the commercial and industrial portfolio.

The allowance for credit losses was $4.6 billion and includes $4.4 billion for the allowance for loan and lease losses and $272 million for the reserve for unfunded commitments. The ALLL ratio was 1.34%, unchanged compared September 30, 2022 as an increase for a moderately slower economic outlook was offset by growth in high-quality loans, including organic growth and the acquisition of the BankDirect portfolio. The ALLL covered nonperforming loans and leases held for investment 3.68X compared to 3.80X at September 30, 2022. At December 31, 2022, the ALLL was 4.05X annualized net charge-offs, compared to 4.98X at September 30, 2022.

SEGMENT RESULTS				Change 4Q22 vs.
(dollars in millions)
Segment Net Income	4Q22	3Q22	4Q21	3Q22	4Q21
Consumer Banking and Wealth	$1,194	$976	$972	$218	$222
Corporate and Commercial Banking	1,217	1,180	1,198	37	19
Insurance Holdings	121	94	127	27	(6)
Other, Treasury & Corporate	(850)	(613)	(695)	(237)	(155)
Total net income	$1,682	$1,637	$1,602	$45	$80

Truist operates and measures business activity across three segments: Consumer Banking and Wealth, Corporate and Commercial Banking, and Insurance Holdings, with functional activities included in Other, Treasury and Corporate. The Company’s business segment structure is based on the manner in which financial information is evaluated by management as well as the products and services provided or the type of client served. For additional information, see “Note 21. Operating Segments” of the Annual Report on Form 10-K for the year ended December 31, 2021.

Fourth Quarter 2022 compared to Third Quarter 2022

Consumer Banking and Wealth (“CB&W”)

CB&W net income was $1.2 billion for the fourth quarter of 2022, an increase of $218 million compared to the prior quarter. Segment net interest income increased $298 million primarily driven by favorable funding credits on deposits attributable to a higher rate environment and higher average loan balances, partially offset by a decrease in loan spreads and lower average deposit balances. The allocated provision for credit losses increased $28 million primarily due to a moderately slower economic outlook. Noninterest income was relatively stable with higher mortgage banking income offsetting lower wealth income, service charges on deposits, and card and payment related fees. Noninterest expense was essentially flat driven by lower operational losses and marketing and customer development expenses, partially offset by higher personnel expenses and restructuring expenses in the current quarter.

Average loans held for investment increased $3.0 billion, or 2.2%, compared to the prior quarter primarily due to an increase in residential mortgages and other consumer loans, partially offset by runoff in student loans and other partnership lending programs. Average total deposits decreased $6.6 billion, or 2.7%, compared to the prior quarter primarily due to declines in interest-bearing checking and money market and savings deposits as well noninterest-bearing deposits and time deposits.

Corporate and Commercial Banking (“C&CB”)

C&CB net income was $1.2 billion for the fourth quarter of 2022, an increase of $37 million compared to the prior quarter. Segment net interest income increased $211 million due to higher funding credit on deposits, higher average loan balances, partially offset by lower deposit balances. The allocated provision for credit losses increased $184 million which reflects a reserve release in the prior quarter as well as loan growth and a moderately slower economic outlook in the current quarter. Noninterest income increased $31 million primarily due to higher investment banking income and lending related fees, partially offset by lower mark-to-market valuations and lower commercial mortgage income. Noninterest expense increased $17 million driven by increased personnel expenses due to strategic hiring.

Average loans held for investment increased $5.7 billion, or 3.4%, compared to the prior quarter primarily due to increases in commercial and industrial loans and commercial construction loans. Average total deposits decreased $570 million, or 0.4%, compared to the prior quarter primarily due to declines in noninterest-bearing deposits, partially offset by increases in money market and savings deposits and interest-bearing checking.

Insurance Holdings (“IH”)

IH net income was $121 million for the fourth quarter of 2022, an increase of $27 million compared to the prior quarter. Noninterest income increased $67 million primarily due to seasonality and the BenefitMall acquisition. Noninterest expense increased $41 million primarily due to the BenefitMall acquisition.

Other, Treasury & Corporate (“OT&C”)

OT&C generated a net loss of $850 million for the fourth quarter of 2022, compared to a net loss of $613 million for the prior quarter. Net interest income decreased $286 million primarily due to higher funding credit on deposits to other segments largely due to the higher rate environment. The allocated provision for credit losses increased $17 million which reflects a build in the reserve for unfunded commitments in the current quarter. Noninterest income increased $17 million primarily due to valuation changes from assets held for certain post-retirement benefits, which is primarily offset by higher personnel expense. Noninterest expense increased $56 million compared to the prior quarter primarily due to higher merger-related and restructuring charges, personnel expense, and other operating expenses.

Fourth Quarter 2022 compared to Fourth Quarter 2021

Consumer Banking and Wealth

CB&W net income was $1.2 billion for the fourth quarter of 2022, an increase of $222 million compared to the earlier quarter. Segment net interest income increased $674 million primarily driven by favorable funding credit on deposits attributable to the higher rate environment and higher average loan balances, partially offset by decreased loan spreads, lower average deposit balances, and lower purchase accounting accretion. The allocated provision for credit losses increased $252 million reflecting a reserve release in the earlier quarter, and higher loan growth as well as a moderately slower economic outlook in the current quarter. Noninterest income decreased $109 million compared to earlier quarter primarily due to lower mortgage banking income as well as a decline in wealth income. Noninterest expense decreased $26 million compared to the earlier quarter primarily due to lower net occupancy and merger-related and restructuring charges, partially offset by increased personnel expense.

Corporate and Commercial Banking

C&CB net income was $1.2 billion for the fourth quarter of 2022, an increase of $19 million compared to the earlier quarter. Segment net interest income increased $523 million primarily due to higher funding credit on deposits and higher average loan balances, partially offset by lower purchase accounting accretion and lower PPP revenue. The allocated provision for credit losses increased $317 million primarily reflecting an allowance release in the earlier quarter and higher loan growth in the current quarter. Noninterest income decreased $147 million compared to the earlier quarter primarily due to lower investment banking revenue. Noninterest expense increased $13 million compared to the earlier quarter primarily due to higher salaries and equity-based compensation due to strategic hiring, partially offset by decrease in incremental operating expenses related to the merger and lower incentive expense.

Insurance Holdings

IH net income was $121 million for the fourth quarter of 2022, relatively stable compared to the earlier quarter. Noninterest income increased $120 million primarily due to continued organic growth and acquisitions. Noninterest expense increased $135 million primarily due to the impact of acquisitions, investments in new hires and teammates, performance-driven incentive expense, higher merger-related charges related to acquisitions, and an increase in travel and entertainment expense.

Other, Treasury & Corporate

OT&C generated a net loss of $850 million in the fourth quarter of 2022, compared to a net loss of $695 million in the earlier quarter. Net interest income decreased $482 million primarily due to higher funding credit on deposits to other segments, partially offset by higher earnings in the securities portfolio from the higher rate environment. Noninterest income increased $40 million primarily due to valuation changes from assets held for certain post-retirement benefits, which is almost entirely offset in other benefits expense. Noninterest expense decreased $100 million compared to the earlier quarter primarily due to a decrease in incremental operating expenses related to the merger.

Earnings Presentation and Quarterly Performance Summary

Investors can access a live audio webcast of the fourth quarter 2022 earnings conference call at 8 a.m. ET today and view the news release and presentation materials at ir.truist.com under “Events & Presentations.” The conference call can also be accessed by dialing 855-303-0072 and using passcode 100038. A replay of the call will be available on the website for 30 days.

The presentation, including an appendix reconciling non-GAAP disclosures, and Truist’s Fourth Quarter 2022 Quarterly Performance Summary, which contains detailed financial schedules, are available at https://ir.truist.com/earnings.

About Truist

Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. Truist has leading market share in many high-growth markets in the country, and offers a wide range of products and services through our retail and small business banking, commercial banking, corporate and investment banking, insurance, wealth management, and specialized lending businesses. Headquartered in Charlotte, North Carolina, Truist is a top 10 U.S. commercial bank with total assets of $555 billion as of December 31, 2022. Truist Bank, Member FDIC. Learn more at Truist.com.

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Capital ratios and return on risk-weighted assets are preliminary.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Truist’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance and the efficiency of its operations. Management believes these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results with prior periods and demonstrate the effects of significant items in the current period. The Corporation believes a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Truist’s management believes investors may find these non-GAAP financial measures useful. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•Adjusted Performance Measures -The adjusted performance measures, including adjusted diluted EPS, adjusted return on average assets, adjusted return on average common shareholders’ equity, adjusted return on average tangible common shareholders’ equity, adjusted efficiency, adjusted operating leverage, adjusted revenue, and adjusted noninterest expense, are non-GAAP in that they exclude merger-related and restructuring charges, other selected items, and amortization of intangible assets, as applicable to tangible measures. Truist’s management uses these measures in their analysis of the Corporation’s performance. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrate the effects of significant gains and charges.
•Pre-Provision Net Revenue (PPNR) - Pre-provision net revenue is a non-GAAP measure that adjusts net income determined in accordance with GAAP to exclude the impact of the provision for credit losses and provision for income taxes. Adjusted pre-provision net revenue is a non-GAAP measure that additionally excludes securities gains (losses), merger-related and restructuring charges, amortization of intangible assets, and other selected items. Truist’s management believes these measures provide a greater understanding of ongoing operations and enhances comparability of results with prior periods.
•Tangible Common Equity and Related Measures - Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets, net of deferred taxes, and their related amortization. These measures are useful for evaluating the performance of a business consistently, whether acquired or developed internally. Truist’s management uses these measures to assess profitability, returns relative to balance sheet risk, and shareholder value.
•Core NIM - Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of purchase accounting. The purchase accounting marks and related amortization for loans, deposits, and long-term debt from SunTrust and other acquisitions are excluded to approximate the yields paid by clients. Truist’s management believes the adjustments to the calculation of net interest margin for certain assets and liabilities acquired provide investors with useful information related to the performance of Truist’s earning assets.

•Insurance Holdings Adjusted EBITDA - EBITDA is a non-GAAP measurement of operating profitability that is calculated by adding back interest, taxes, depreciation, and amortization to net income. Truist’s management also adds back merger-related and restructuring charges, incremental operating expenses related to the merger, and other selected items. Truist’s management uses this measure in its analysis of the Corporation’s Insurance Holdings segment. Truist’s management believes this measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods, as well as demonstrates the effects of significant gains and charges.

A reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is included in the appendix to Truist’s Fourth Quarter 2022 Earnings Presentation, which is available at https://ir.truist.com/earnings.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of Truist. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” “would,” “could” and other similar expressions are intended to identify these forward-looking statements.

Forward-looking statements are not based on historical facts but instead represent management’s expectations and assumptions regarding Truist’s business, the economy, and other future conditions. Such statements involve inherent uncertainties, risks, and changes in circumstances that are difficult to predict. As such, Truist’s actual results may differ materially from those contemplated by forward-looking statements. While there can be no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those contemplated by forward-looking statements include the following, without limitation, as well as the risks and uncertainties more fully discussed under Part I, Item 1A-Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2021 and in Truist’s subsequent filings with the Securities and Exchange Commission:

•changes in the interest rate environment, including the replacement of LIBOR as an interest rate benchmark, could adversely affect Truist’s revenue and expenses, the value of assets and obligations, and the availability and cost of capital, cash flows, and liquidity;
•Truist is subject to credit risk by lending or committing to lend money, may have more credit risk and higher credit losses to the extent that loans are concentrated by loan type, industry segment, borrower type or location of the borrower or collateral, and may suffer losses if the value of collateral declines in stressed market conditions;
•inability to access short-term funding or liquidity, loss of client deposits or changes in Truist’s credit ratings could increase the cost of funding or limit access to capital markets;
•general economic or business conditions, either globally, nationally or regionally, may be less favorable than expected, including as a result of supply chain disruptions, inflationary pressures and labor shortages, and instability in global geopolitical matters, including due to an outbreak or escalation of hostilities, or volatility in financial markets could result in, among other things, slower deposit or asset growth, a deterioration in credit quality, or a reduced demand for credit, insurance, or other services;
•the monetary and fiscal policies of the federal government and its agencies, including in response to rising inflation, could have a material adverse effect on the economy and Truist’s profitability;
•the effects of COVID-19 have adversely impacted the Company’s operations and financial performance and could have similar adverse impacts in future periods;
•risk management oversight functions may not identify or address risks adequately, and management may not be able to effectively manage credit risk;
•there are risks resulting from the extensive use of models in Truist’s business, which may impact decisions made by management and regulators;
•deposit attrition, client loss or revenue loss following completed mergers or acquisitions may be greater than anticipated;
•Truist could fail to execute on strategic or operational plans, including the ability to successfully complete or integrate mergers and acquisitions;
•increased competition, including from (i) new or existing competitors that could have greater financial resources or be subject to different regulatory standards or compliance costs, and (ii) products and services offered by non-bank financial technology companies, may reduce Truist’s client base, cause Truist to lower prices for its products and services in order to maintain market share or otherwise adversely impact Truist’s businesses or results of operations;
•failure to maintain or enhance Truist’s competitive position with respect to new products, services, and technology, whether it fails to anticipate client expectations or because its technological developments fail to perform as desired or do not achieve market acceptance or regulatory approval or for other reasons, may cause Truist to lose market share or incur additional expense;
•negative public opinion could damage Truist’s reputation and adversely impact business and revenues;
•regulatory matters, litigation or other legal actions may result in, among other things, costs, fines, penalties, restrictions on Truist’s business activities, reputational harm, negative publicity, or other adverse consequences;
•Truist faces substantial legal and operational risks in safeguarding personal information;
•evolving legislative, accounting and regulatory standards, including with respect to climate, capital, and liquidity requirements, and results of regulatory examinations may adversely affect Truist’s financial condition and results of operations;
•increased scrutiny regarding Truist’s consumer sales practices, training practices, incentive compensation design, and governance could damage its reputation and adversely impact business and revenues;

•accounting policies and processes require management to make estimates about matters that are uncertain, including the potential write down to goodwill if there is an elongated period of decline in market value for Truist’s stock and adverse economic conditions are sustained over a period of time;
•Truist faces risks related to originating and selling mortgages, including repurchase and indemnity demands from purchasers related to representations and warranties on loans sold, which could result in an increase in the amount of losses for loan repurchases;
•there are risks relating to Truist’s role as a loan servicer, including an increase in the scope or costs of the services Truist is required to perform without any corresponding increase in servicing fees or a breach of Truist’s obligations as servicer;
•Truist’s success depends on hiring and retaining key teammates, and if these individuals leave or change roles without effective replacements, Truist’s operations could be adversely impacted, which could be exacerbated in the increased work-from-home environment as job markets may be less constrained by physical geography;
•Truist’s operations rely on its ability, and the ability of key external parties, to maintain appropriate-staffed workforces, and on the competence, trustworthiness, health and safety of teammates;
•Truist faces the risk of fraud or misconduct by internal or external parties, which Truist may not be able to prevent, detect, or mitigate;
•security risks, including denial of service attacks, hacking, social engineering attacks targeting Truist’s teammates and clients, malware intrusion, data corruption attempts, system breaches, cyber-attacks, which have increased in frequency with current geopolitical tensions, identity theft, ransomware attacks, and physical security risks, such as natural disasters, environmental conditions, and intentional acts of destruction, could result in the disclosure of confidential information, adversely affect Truist’s business or reputation or create significant legal or financial exposure; and
•widespread outages of operational, communication, or other systems, whether internal or provided by third parties, natural or other disasters (including acts of terrorism and pandemics), and the effects of climate change, including physical risks, such as more frequent and intense weather events, and risks related to the transition to a lower carbon economy, such as regulatory or technological changes or shifts in market dynamics or consumer preferences, could have an adverse effect on Truist’s financial condition and results of operations, lead to material disruption of Truist’s operations or the ability or willingness of clients to access Truist’s products and services.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by applicable law or regulation, Truist undertakes no obligation to revise or update any forward-looking statements.